UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2007
Motorcar Parts of America, Inc.

(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance, CA	90503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     (a) As has been previously disclosed, in June 2006, Motorcar Parts of America, Inc. (the “Company”) entered into an agreement with Richard Marks, the Company’s former President and Chief Operating Officer, pursuant to which Mr. Marks agreed to pay the Company $682,000 of certain of the costs incurred by the Company in connection with the SEC and United States Attorney’s Office’s investigation of Mr. Marks. The note is fully collateralized with common shares of the Company owned by Mr. Marks. During the course of the audit of the Company’s financial statements for the year ended March 31, 2007, an error in the Company’s accounting for this reimbursement agreement was identified. In summary, the Company did not record the shareholder note receivable from Mr. Marks in connection with this agreement or reduce its general and administrative expenses to give effect to this cost recovery.
     This error resulted in an overstatement of general and administrative expenses of $682,000 and an understatement of net income, after income taxes, of $409,000 in the Company’s previously issued financial statements for the three months ended June 30, 2006, the six months ended September 30, 2006 and the nine months ended December 31, 2006. Because the note is collateralized by common shares of the Company, the related shareholder note will be classified within shareholders equity.
     On June 26, 2007, the Company’s chief executive officer and chief financial officer concluded that the financial statements impacted by this error should no longer be relied upon. Management has discussed this issue with the Audit Committee, and the Audit Committee concurs with management’s conclusion. Management and the Audit Committee have also discussed this matter with the Company’s independent public accountants.
     The Company expects to file amendments to the Form 10-Qs it filed for the fiscal quarters ended June 30, 2006, September 30, 2006 and December 31, 2006 to correct this error no later than July 20, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007	MOTORCAR PARTS OF AMERICA, INC.
/s/ Mervyn McCulloch
Mervyn McCulloch
Chief Financial Officer